Exhibit 10.34

UK SUB-PLAN TO THE

VANDA PHARMACEUTICALS INC.

2006 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase shares of the Common Stock of Vanda Pharmaceuticals Inc. (the “Company”):

Name of Optionee:	[Name]

Total Number of Shares:	[Number of Shares]

Type of Option:	Unapproved Option

Exercise Price Per Share:	$[Exercise Price]

Date of Grant:	[Date]

Vesting Commencement Date:	[Date]

Vesting Schedule:	This option may be exercised with respect to 25% of the Shares subject to this option when the Optionee completes one year of continuous Service after the Vesting Commencement Date and with respect to 2.08334% of the Shares subject to this option when the Optionee completes each month of continuous Service thereafter.

Expiration Date:	[Date]. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

You and the Company agree that this option is granted under and governed by the terms and conditions of the UK Sub-Plan to the Vanda Pharmaceuticals Inc. 2006 Equity Incentive Plan (the “Plan”) and of the Stock Option Agreement, which is attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

OPTIONEE:	VANDA PHARMACEUTICALS INC.

By:

[Name]	Title

UK SUB-PLAN TO THE

VANDA PHARMACEUTICALS INC.

2006 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be an Unapproved Option, as provided in the Notice of Stock Option Grant.

Vesting

This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant.

This option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your Service terminates for this purpose.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability

If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

In the event of your death, this option may be exercised by your Personal Representative only.

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it, together with the signed Section 431 Election and the signed Joint Election.

Form of Payment

When you submit your notice of exercise, together with the signed Section 431 Election and the signed Joint Election, you must include payment of the option exercise price for the shares that you are purchasing (together with any Award Tax Liability and Secondary NIC Liability). To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•    Your personal cheque, a cashier’s cheque or a money order.

•    Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any Award Tax Liability and Secondary NIC Liability. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

Withholding Taxes and Stock Withholding	In the event that the Company determines that it or any Subsidiary is required to account to HM Revenue & Customs for the Award Tax Liability and any Secondary NIC Liability or to withhold any other tax as a result of the exercise of this option you, as a condition to the exercise of this option, shall make arrangements satisfactory to the Company to enable it or any Subsidiary to satisfy all withholding liabilities. You shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising this option.

Tax Consultation.	You understand that you may suffer adverse tax consequences as a result of your purchase or disposition of the Shares. You represent that you will consult with any tax advisors you deem appropriate in connection with the purchase or disposition of the Shares and that you are not relying on the Company or any Affiliate for any tax advice.

Section 431 Election	As a further condition of the exercise of this option, you shall have signed a Section 431 Election in the form set out in Appendix A or in such other form as may be determined by HM Revenue & Customs from time to time.

Employer’s National Insurance Charges	As a further condition of the exercise of this option you shall join with the Company or any other company or person who is or becomes a Secondary Contributor in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole of any Secondary NIC Liability.

Your Tax Indemnity.

•    To the extent permitted by law, you hereby agree to indemnify and keep indemnified the Company, and the Company as trustee for and on behalf of any related corporation, for any Award Tax Liability and Secondary NIC Liability.

•    The Company shall not be obliged to allot and issue any Shares or any interest in Shares pursuant to the exercise of this option unless and until you have paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against the Award Tax Liability and the Secondary NIC Liability, or you have made such other arrangement as in the opinion of the Company will ensure that the full amount of any Award Tax Liability and any Secondary NIC Liability will be recovered from you within such period as the Company may then determine.

•    In the absence of any such other arrangement being made, the Company shall have the right to retain out of the aggregate number of shares to which you would have otherwise been entitled upon the exercise of this option, such number of Shares as, in the opinion of the Company, will enable the Company to sell as agent for you (at the best price which can reasonably expect to be obtained at the time of the sale) and to pay over to the Company sufficient monies out of the net proceeds of sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy your liability under such indemnity.

Data Protection

By entering into this Stock Option Agreement, and as a condition of the grant of this option, you consent to the collection, use, and transfer of personal data as described in this paragraph to the full extent permitted by and in full compliance with applicable laws.

You understand that the Company and its Subsidiaries hold Data about you for the purpose of managing and administering the Plan.

You further understand that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company and/or its Subsidiary may each further transfer Data to any Data Recipients.

You understand that these Data Recipients may be located in your country of residence or elsewhere, such as the United States. You authorise the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares acquired on exercise may be deposited. Where the transfer is to be to a destination outside the European Economic Area, the Company shall take reasonable steps to ensure that your personal data continues to be adequately protected and securely held.

You understand that you may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option	Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time.

Stockholder Rights	You or your Personal Representative have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Additional Terms

You have no right to compensation or damages for any loss in respect of this option where such loss arises (or is claimed to arise), in whole or in part, from the termination of your employment; or notice to terminate employment given by or to you. This exclusion of liability shall apply however termination of employment, or the giving of notice, is caused other than in a case where a competent tribunal or court, from which there can be no appeal (or which the relevant employing company has decided not to appeal), has found that the cessation of your employment amounted to unfair or constructive dismissal of you and however compensation or damages may be claimed.

You have no right to compensation or damages for any loss in respect of this option where such loss arises (or is claimed to arise), in whole or in part, from any company ceasing to be a Subsidiary of the Company; or the transfer of any business from a Subsidiary of the Company to any person which is not a Subsidiary of the Company. This exclusion of liability shall apply however the change of status of the relevant company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions). The Section 431 Election and Joint Election shall be governed by the laws of England and Wales.

The Plan and Other Agreements

The text of the Plan, the Section 431 Election and Joint Election are incorporated in this Agreement by reference.

This Agreement, the Section 431 Election, the Joint Election and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE

TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Appendix A

SECTION 431 ELECTION